Exhibit 99.1

NEWS RELEASE

Contact: Alliance Data Tiffany Louder – Investor Relations Alliance Data 214-494-3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 shelley.whiddon@alliancedata.com	Epsilon Diane Bruno – Media 212.457.7387 dbruno@epsilon.com

Ebates Inc. ENLISTS EPSILON FOR GLOBAL EMAIL MARKETING SERVICES

Epsilon to Help Drive Consumer Engagement and Sales Across Full Portfolio of Programs

Dallas, TX, March 10, 2014 – Epsilon, an Alliance Data (NYSE: ADS) company, has signed a new multiyear agreement with Ebates Inc., the owner and operator of the world’s most rewarding shopping programs. Epsilon will provide robust, targeted email marketing services focused on driving sales and creating a more personalized experience for customers across Ebates’ suite of websites and rewards programs including Ebates.com, Ebates.ca, Ebates Korea, FatWallet.com, and Pushpins.

Based in San Francisco, Calif., Ebates rewards consumers around the world by providing cash back on purchases while also providing access to thousands of coupons, discounts, and promotions at over 2,600 retailers.

Under the terms of the multiyear agreement, Epsilon will provide a full suite of permission-based email marketing services including account and campaign management, strategy and email delivery. Ebates sends billions of emails to customers each year, including newsletters, welcome messages, offers, discounts, promotions and more. Ebates will also leverage Epsilon’s Email Response Network to intelligently schedule email campaigns, allowing the company to target individual customers at the right time and on the right device to maximize marketing results. This tool improves campaign effectiveness by helping Ebates send highly personalized messages to consumers when and where they are most engaged.

“Epsilon’s innovative digital technology will enable us to strategically engage our customers and create more meaningful experiences across our sites and programs,” said Amit Patel, general manager of Ebates.com. “We are thrilled to partner with the Epsilon team and leverage their deep expertise, unparalleled talent and commitment to clients.”

“Ebates is a highly innovative player in ecommerce. Our companies are closely aligned in many ways including our shared focus on understanding consumer behavior and leveraging data to drive results,” said Bryan Kennedy, chief executive officer of Epsilon. “I am confident that Epsilon can deliver tremendous value with our leading digital capabilities, such as our Harmony platform, and extensive expertise in the retail sector.”

About Epsilon
Epsilon is the global leader in creating customer connections that build brand and business equity. A new breed of agency for a consumer-empowered world, our unique approach harnesses the power of rich data, world-leading technologies, engaging creativity and transformative ideas to ignite connections between brands and customers, delivering dramatic results. Recognized by Ad Age as the #1 U.S. Agency from All Disciplines, #1 World CRM/Direct Marketing Network and #2 U.S. Digital Agency Network, we employ over 5000 associates in 60 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About Ebates Inc.
Ebates rewards consumers around the world by providing cash back on purchases while also providing access to thousands of coupons, discounts, and promotions at over 2,600 retailers. Ebates members receive great deals and cash back on practically every product or service sold online -- from diapers to diamonds, furniture to fashion, and appliances to airfare. Membership in Ebates is free and allows shoppers to earn a percentage of every purchase paid in the form of a "Big Fat Check", through PayPal, by gift card, or directly to a member's credit card. Shopping through Ebates is also hassle-free: no forms to fill out, no points to redeem, and no hidden fees. To date, Ebates members have earned more than $250 million just by starting their shopping at Ebates.com, Ebates.cn, Ebates.kr, Ebates.ca, and FatWallet.com.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ approximately 12,000 associates at more than 80 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "continue, " "could," "estimate," "expect," "intend, " "may, " "predict," "project," "would," and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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